For Immediate Release

Orgenesis Signs Cell Therapy Product Development Memorandum of Understanding with CureCell of Korea

Seoul, South Korea—Apr. 8, 2015—Orgenesis Ltd., a wholly-owned subsidiary of Orgenesis Inc. (OTCQB: ORGS), a cell therapy and regenerative medicine company with a novel therapeutic technology dedicated to converting a patient's own cells into functioning insulin-producing cells as a treatment for diabetes, today announced it has entered a non-binding memorandum of understanding (MOU) with Korean company CureCell Co., Ltd.

The MOU was established as an initial step for finalizing a joint venture between CureCell and Orgenesis in order to develop and bring to market Orgenesis' Autologous Insulin Producing cell therapy product development activity in Korea.

“Korea has strongly supported the cell therapy industry over the past few years, and today, some of the most advanced clinical testing is conducted in Korea,” said Vered Caplan, Chairperson and CEO of Orgenesis. “CureCell’s vision for regenerative medicine and product development capabilities in Korea align well with our global research and development initiatives to provide a therapy for insulin dependent diabetic patients.”

David Kim CEO of CureCell claims, “Orgenesis’ technology has tremendous potential in Korea as well as the rest of Asia. We strongly believe that CureCell is the optimal partner for Orgenesis. Our team has all the necessary capabilities to quickly push this into clinical trials so that this amazing technology may be approved for the Korean market and hopefully may be available to every diabetic patient that may benefit.”

The memorandum of understanding is intended to be finalized by a definitive agreement and will be in effect until Orgenesis signs a formal agreement with CureCell.

About CureCell
CureCell is a Korean based company who is focused on developing innovative regenerative therapies for both the Korean and international markets. CureCell’s management has identified several cell-therapy technologies that are developed in Korea in parallel to potential developments in the US and Europe. CureCell will focus on developing foreign technologies in Korea and Asia and in expanding international markets for Korean technologies. CureCell collaborates closely with leading medical and academic facilities aiming to become a market leader in the field of therapeutic development in Korea.

About Orgenesis, Inc.
Orgenesis is a pre-clinical cell therapy and regenerative medicine company that is committed to curing Type 1 Diabetes. In pursuit of this goal, the company has developed and patented a novel technology called “cellular trans-differentiation” that turns an insulin-dependent patient's own liver cells into functional insulin producing cells. Orgenesis has proven that, when exposed ex-vivo to certain pancreatic transcription factors and in specific sequence, human adult liver cells can be transformed into fully functional, beta cell-like insulin producing cells (IPCs). After ex-vivo expansion, the IPCs are re-infused via the portal vein of the diabetic patient. In pre-clinical models of Type 1 Diabetes (Non-Obese Diabetic mice), the re-introduced IPCs remain in the liver, effectively respond to glucose challenge and successfully maintain glycemic homeostasis. In the same NOD model, the implanted IPCs were not subject to auto-immune attack or cellular ablation. Orgenesis plans to initiate P1/2 trials in the next 12-18 months. Orgenesis believes that converting the diabetic patient's own tissue into insulin-producing cells has the potential to overcome the significant issues of donor shortage, cost and exposure to chronic immunosuppressive therapy associated with islet cell transplantation. For more information, visit www.orgenesis.com.

Notice Regarding Forward-Looking Statements
This news release contains "forward-looking statements" which are not purely historical. Such forward-looking statements include, among other things, the expectations of management that our regeneration technology can be developed as therapeutic treatment for diabetes which could, if successful, be a cure for Type 1 Diabetes; that we will initiate Phase I and Phase II clinical trials in the near-term; and that we can reach a joint venture with CureCell to jointly develop and bring our products to market. No assurance can be given that any of the events anticipated by the forward-looking statements will occur or, if they do occur, what benefits Orgenesis will obtain from them. Actual results could differ from those projected in any forward-looking statements due to numerous factors, including, among others, the potential failure of development candidates to advance through preclinical studies or demonstrate safety and efficacy in clinical testing; the ability to pass clinical trials so as to move on to the next phase; our ability to retain key employees; our ability to finance development and operations; our ability to satisfy the rigorous regulatory requirements for new medical procedures; we may not reach agreement with CureCell on joint venture terms; and competitors may develop better or cheaper alternatives to our products. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should refer to the risk factors disclosure outlined in our periodic reports filed from time-to-time with the Securities and Exchange Commission.

Company Contact:
Vered Caplan
President and CEO
+ 972 544 301 034 (+7 hours from EST)
Vered.c@orgenesis.com

Media Contact:
Tim Rush
Springboard5
(801) 208-1100
tim.rush@springboard5.com